Exhibit 10.2

ENDORSEMENT NO. 4

to the

Quota Share Reinsurance Contract
(hereinafter referred to as the “Contract”)

between

AmTrust Europe Limited, Nottingham, England
and/or
AmTrust International Underwriters Limited, Eire
(hereinafter collectively referred to as the “Reinsured”)

and

Maiden Reinsurance Ltd.
(hereinafter referred to as the “Reinsurer”)

IT IS HEREBY AGREED, effective July 1, 2016, that:

1.	The section of the Contract entitled “Treaty Detail,” as previously amended by Endorsement 2 and Endorsement 3 to the Contract, shall be deleted and the following substituted therefor:

“The Reinsured shall cede and the Reinsurer shall accept by way of reinsurance a Quota
Share percentage of the business stated in 'Class and Period of Business.'

The percentage Quota Share Cession to the Reinsurer shall be:

(a)
in respect of AmTrust International Underwriters Limited, Eire, forty percent (40%) of all business written or renewed with effect from the inception of the Contract until such time as otherwise agreed in writing between the parties;

(b)
in respect of AmTrust Europe Limited, forty percent (40%) of all business written or renewed with effect from the inception of the Contract until 30 June 2016, thirty-two and a half percent (32.5%) of all business written or renewed on or after 1 July 2016 until 30 June 2017, and twenty percent (20%) of all business written or renewed on or after 1 July 2017 until such time as otherwise agreed in writing between the parties.

Cessions to AmTrust International Insurance Ltd. shall be deemed retained by the Reinsured.

The maximum limit of liability attaching hereunder shall be: EUR 10,000,000 (Ten Million Euros) or currency equivalent (on a One Hundred Percent (100%) basis) per original claim any one original policy.

The Reinsured may submit risks that are not otherwise subject to this Contract, including but not limited to risks with limits greater than EUR 10,000,000, or risks outside the territorial scope of the Contract to the Reinsurer for Special Acceptance ("Acceptance"). For any such risks, the Reinsurer shall confirm its acceptance in writing with any modifications of the Contract terms for such Acceptance.

The Reinsurer's written confirmation of the Acceptance will become part of the Contract.

The Reinsurer hereby confirms Acceptance of the risks set forth on Schedule A hereto, which will be updated from time to time to cover additional risks added to this Contact under Special Acceptance.”

All other terms and conditions of the Contract shall remain unchanged except to the degree necessary to give effect to the changes made herein.

IN WITNESS WHEREOF, the Parties hereto, by their respective duly authorized representatives have executed this Endorsement as of the dates specified below:

AmTrust Europe Limited

By: /s/ Jeremy Cadle

Name/Title: Jeremy Cadle, Director

Date: 21 October 2016

AmTrust International Underwriters Limited

By: /s/ Ronan Conboy

Name/Title: Ronan Conboy, CEO

Date: 03 November 2016

Maiden Reinsurance Ltd.
(Formerly known as “Maiden Insurance Company Ltd.”)

By: /s/ David A. Lamneck

Name/Title: David A. Lamneck, SVP & CUO

Date: November 8, 2016

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